Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com
WINNEBAGO INDUSTRIES ANNOUNCES SUNNYBROOK PURCHASE
- $5.7 Million Acquisition -

FOREST CITY, IOWA, December 29, 2010 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) motor home manufacturer, today, through a newly formed, wholly-owned subsidiary, Winnebago of Indiana, LLC, consummated the purchase of substantially all of the assets of SunnyBrook RV, Inc. (a wholly-owned subsidiary of SunnyBrook Manufacturing, Inc.) pursuant to an Asset Purchase Agreement for a total cost of $5.7 million in cash.

Winnebago of Indiana will continue to manufacture towable products under the SunnyBrook brand and honor outstanding warranty commitments to current owners. In addition, the Company plans to diversify the product line to include Winnebago brand trailer and fifth wheel products. Elvie Frey, the president and majority owner of SunnyBrook Manufacturing, will remain with the company and serve as President of Winnebago of Indiana.

"We believe this acquisition will be highly successful," said Winnebago Industries' Chairman, CEO and President Bob Olson. "We are thrilled to have Elvie lead the new subsidiary forward."

Randy Potts, Winnebago Industries' Senior Vice President of Strategic Planning added, "Winnebago Industries and SunnyBrook are two very quality oriented companies and it was a great fit for us to have a presence in the heart of the RV capital. We believe we will be able to quickly grow the volume and market share of Winnebago of Indiana."

"We are very excited to join the Winnebago Industries team and be part of an iconic American company," said Elvie Frey, Winnebago of Indiana President. "This is a great opportunity for us to grow our organization as we develop exciting new products for both the SunnyBrook and Winnebago brands. We look forward to capitalizing on the top-notch Winnebago Industries' dealer network as we bring them towable products to allow them to maximize their performance."

About Winnebago Industries
Winnebago Industries, Inc., The Most Recognized Name In Motor Homes®, is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

About SunnyBrook Manufacturing
SunnyBrook Manufacturing is located in Middlebury, Indiana and produces a variety of towable RVs under the SunnyBrook RV brand name consisting of Harmony, Brookside, Bristol Bay, Edgewater and Sunset Creek travel trailers and Harmony, Brookside, Bristol Bay, West Pointe, Big Dog and Titan fifth wheel trailers.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to new product introductions by competitors, low consumer confidence, a further or continued slowdown in the economy, interest rates and availability of credit, inadequate liquidity or capital resources, significant increase in repurchase obligations, availability and price of fuel, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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